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EXECUTION COPY

RESTRUCTURING AGREEMENT

    RESTRUCTURING AGREEMENT dated as of November 7, 2001, among Medicalogic/Medscape, Inc., an Oregon corporation (the "Parent"), Medscape, Inc., a Delaware corporation (the "Company"), Viacom Inc., a Delaware corporation (as successor to CBS Corporation, "Viacom") and CBS Worldwide Inc., a Delaware corporation ("Worldwide").

    WHEREAS, Viacom owns 4,695,892 shares (the "Viacom Owned Common Stock") of Common Stock of the Parent, no par value (the "Common Stock");

    WHEREAS, the Company and Viacom are parties to (i) the Common Stock Purchase Agreement dated as of July 4, 1999, as amended (the "Purchase Agreement"), (ii) the Advertising and Promotion Agreement dated as of August 3, 1999 (the "Advertising Agreement") and (iii) together with Worldwide, the Trademark and Content Agreement dated as of August 3, 1999 (the "Trademark Agreement");

    WHEREAS, (i) the Parent, the Company and Viacom are parties to the Nomination and Participation Agreement, dated as of May 12, 2000 (the "Nomination Agreement") and (ii) the Parent, Viacom and certain other shareholders of the Parent are parties to the 2001 Third Amended and Restated Investor Rights Agreement dated as of January 24, 2001 (the "Investor Rights Agreement");

    WHEREAS, Viacom wishes to reconvey to the Parent, and the Parent wishes to acquire from Viacom, the Viacom Owned Common Stock, on the terms and conditions set forth herein;

    WHEREAS, Viacom, the Parent, Worldwide and the Company, as applicable, wish to terminate the Purchase Agreement, the Advertising Agreement, the Trademark Agreement, the Nomination Agreement and, as between the Parent and Viacom, the Investor Rights Agreement, in each case on the terms and conditions set forth herein;

    WHEREAS, Viacom will pay the Parent $10,000,000 in connection with the transactions contemplated by this Agreement;

    WHEREAS, pursuant to the Trademark Agreement, the Company and Worldwide have agreed that the New Mark (as defined in the Trademark Agreement) is HEALTH WATCH and, to enable the parties to use the New Mark, Viacom entered into an agreement with Health Watch Information and Promotion Service Inc. (the "Healthwatch Agreement"). Under the Healthwatch Agreement, Viacom purchased the URL "www.healthwatch.com" and was granted a license to use the registered trademarks HEALTH WATCH and design (USPTO Reg. No. 2188951) and HEALTH WATCH (USPTO Reg. No. 2183573) for providing health related information using the marks in combination with the CBS Marks (as defined in the Trademark Agreement). The parties have further agreed that the New Mark URLS (as defined in the Trademark Agreement) are the URLs set forth on Part I of Schedule I hereto and the New Mark Brands (as defined in the Trademark Agreement) are the New Mark URLs and the additional URLs set forth on Part II of Schedule I hereto. The parties established "cbshealthwatch. com" as the Identifying URL (as defined in the Trademark Agreement) and the other New Mark URLs link to the Identifying URL. The parties also established a link from "www.medscape.com" to the Identifying URL; and

    WHEREAS, in order to ensure an orderly transition for users of the Consumer Health Site (as defined in the Trademark Agreement), to effectuate the terminations provided for herein, and to allow the Company to preserve good relations with its customers and vendors, the parties have agreed to certain transition provisions on the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

    Section 1. Termination.  Effective as of the Closing, the Purchase Agreement, the Advertising Agreement, the Trademark Agreement (subject to Section 5 of this Agreement), the Nomination

Agreement and, as between the Parent and Viacom, the Investor Rights Agreement, are hereby terminated in full and shall be of no further force and effect. Thereafter, other than as between the Parent and its shareholders (not including Viacom) under the Investor Rights Agreement, none of the parties thereto shall have any further rights or obligations under such terminated agreements.

    Section 2. Conveyances.  (a) At the Closing, Viacom shall (i) convey to the Parent, and the Parent shall acquire from Viacom, all right, title and interest in and to the Viacom Owned Common Stock and (ii) make a payment to the Parent in an amount equal to $10,000,000 (the "Payment").

    (b) At the Closing, the Parent or the Company, as the case may be, shall convey and transfer to Viacom (or its designated subsidiary) all right, title and interest in and to, free and clear of all encumbrances, the registrations for the New Mark Brands and the Identifying URL set forth on Schedule I hereto.

    Section 3. Closing; Closing Deliveries.  The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") to be held at the offices of Viacom, at 10:00 a.m. on the date of execution of this Agreement, or as otherwise agreed by the parties hereto. At the Closing, the parties shall make the following deliveries:

    (a) Viacom shall deliver, or cause to be delivered to the Parent, (1) a certificate registered in the name of Viacom evidencing the Viacom Owned Common Stock, together with an undated stock power endorsed to the Parent, (2) the Payment, in cash, by wire transfer in immediately available funds to the account designated in Schedule IV to this Agreement and (3) the written resignation of Andrew Heyward from the Board of Directors and Compensation Committee of the Parent.

    (b) The Parent shall deliver, or cause to be delivered, to Viacom, (1) a receipt for the stock certificate referred to in Section (3)(a)(1) above and for the funds referred to in Section (3)(a)(2) above and (2) any and all name change and other documents necessary to convey and transfer as of the Closing the registrations required to be transferred to Viacom or its designated subsidiary pursuant to Section 2(b) above, including, without limitation, the documents set forth on Schedule II hereto.

    Section 4. Release.  Effective as of the Closing, each of Viacom, the Company, Worldwide and the Parent hereby releases and discharge, absolutely and forever, any and all claims, causes of action, obligations, covenants, agreements, representations, warranties, losses, damages, fees, expenses, judgments and liabilities of each and every kind ("Claims") such party has ever had, now has, or may hereafter have against, directly or indirectly, the other parties, or any person or entity or any or all of such party's past or present officers, directors, agents, shareholders, employees, attorneys, representatives, successors, heirs or assigns directly or indirectly controlling, controlled by, or under common control with any such party (such person or entity being an "Affiliate"), arising out of or relating to the Purchase Agreement, the Advertising Agreement, the Trademark Agreement (subject to Section 5 of this Agreement), the Nomination Agreement, or, as between the Parent and Viacom, the Investor Rights Agreement, or the transactions contemplated by such agreements; provided that such release and discharge does not include any Claims arising under this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, each of Viacom, the Company, Worldwide and the Parent gives such release and discharge regardless of whether such Claims or the consequences thereof or the facts on which they are based are known or unknown, anticipated or unanticipated, absolute or contingent, and whether or not such Claims could have been asserted at the time of the execution of this Agreement. Nothing in this Agreement is intended or shall be deemed or construed as an admission of liability by any party hereto and each party hereto expressly denies any and all liability relating to any and all Claims released and discharged under this Agreement.

    Section 5. Trademarks and Content.  (a) Immediately following the Closing, (i) Viacom and Worldwide on the one hand and the Parent, the Company and their subsidiaries on the other hand (each such group being referred to in this paragraph (a) as a "party" unless otherwise specified) shall immediately cease all uses of the other party's trademarks (including, without limitation, uses by the Parent, the Company and their subsidiaries of the CBS Marks and the New Mark), (ii) the Parent and the Company shall, and shall cause their subsidiaries to, cease using any CBS Health Content or

Content derived therefrom (each as defined in the Trademark Agreement), and (iii) Viacom and Worldwide shall, and shall cause their subsidiaries to, cease using any Medscape Content (as defined in the Trademark Agreement). Each party shall, and shall cause its subsidiaries to, immediately remove, erase or destroy the content and marks of the other party from any other web site owned or operated by such party or its subsidiaries, from any advertising and promotional materials used thereby and in connection with any other prior uses by them of such marks or content of the other party. At any of the four party's request, any other of the four parties shall furnish a certificate of an officer of such party certifying as to such removal, erasure or destruction, satisfactory to the requesting party and taking into consideration the provisions of Section 5(f) of this Agreement.

    (b) None of the Parent, the Company or their subsidiaries shall have any ownership or other rights in the CBS Marks, the New Mark, the CBS Health Content or any Content derived therefrom. The Parent and the Company acknowledge that the CBS Marks, the New Mark, the CBS Health Content and any Content derived therefrom are owned or controlled by Viacom or one of its subsidiaries and that all uses by the Parent, the Company and their subsidiaries of the CBS Marks, the New Mark, the CBS Health Content and any Content derived therefrom shall inure to Viacom or such subsidiary's benefit. In the event that the Parent, the Company or any of their subsidiaries shall create or shall have created any proprietary right in any CBS Marks, the New Mark, the CBS Health Content or any Content derived therefrom as a result of the exercise thereby of any right under the Trademark Agreement, hereunder or otherwise, such proprietary right shall immediately vest in Viacom (or its designated subsidiary) and the Parent or the Company shall, or shall cause their subsidiary to, as the case may be, cease using such proprietary right in accordance with paragraph (a) above.

    (c) Viacom (or its designated subsidiary) shall continue to be the sole and exclusive owner of (each as defined in the Trademark Agreement) the New Mark Brands, the Identifying URL and any other URLs incorporating any CBS Mark or New Mark (including without limitation the New Mark URLs), except that the Parent and the Company will retain all their ownership rights in the trademarks and URLs set forth on Schedule III hereto. After the Closing, none of the Parent, the Company or any of their subsidiaries shall have the right to use or promote the New Mark Brands, the Identifying URL or any other URL incorporating any CBS Mark or New Mark and the Parent and the Company shall, and shall cause their subsidiaries to, cease all use of the New Mark Brands, the Identifying URL and any other URL incorporating any CBS Mark or New Mark, and remove, erase or destroy all uses thereof in accordance with the provisions of paragraph (a) above applicable to the CBS Marks. Further, the Parent and the Company shall, and shall cause their subsidiaries to, erase and cease using all links to the New Mark Brands, the Identifying URL and any other URL incorporating any CBS Mark or New Mark from the Company's, the Parent's and their subsidiaries' web sites. The Parent, and the Company shall, and shall cause their subsidiaries to, transfer to Viacom (or its designated subsidiary) their registrations, if any of the New Mark Brands, the Identifying URL or any other URL incorporating any CBS Mark or New Mark.

    (d) None of Viacom, Worldwide or their subsidiaries shall have any ownership or other rights in the trademarks of the Company or the Parent set forth on Schedule III hereto (the "Medscape Marks"), or any ownership or other rights in the Medscape Content or any Content derived therefrom. After the Closing, neither Viacom nor Worldwide shall have the right to use or promote any of the New Mark Brands, the Identifying URL or any other URL, in each case to the extent the MEDSCAPE mark is incorporated therein.

    (e) Viacom (or its designated subsidiary) and the Company shall continue to jointly own all copyrights and rights of copyrights throughout the world in and to the Medscape Programming (as defined in the Trademark Agreement) and all portions thereof, subject to the next two sentences. The Company continues to grant to Viacom (or its designated subsidiary) the exclusive worldwide perpetual right to: (i) archive the Medscape Programming and (ii) distribute and authorize the distribution of Medscape Programming in all media, including over-the-air, cable and DBS television; provided that Viacom has broadcast or exhibited the Medscape Programming within a reasonable time after Medscape made such programming available to Viacom. In the event that Viacom rejected the Medscape Programming or did not broadcast or exhibit the Medscape Programming to the public within a reasonable period of time after Medscape has made such Medscape Programming available to Viacom, then, at the end of such reasonable period, the Company shall own all copyrights and rights of copyrights therein, provided that the cost of producing and providing such Medscape Programming was borne solely by the Company.

    (f)  Notwithstanding the foregoing, Viacom and Worldwide grant to the Company and the Parent the following limited license rights to use the CBS Marks, the New Mark and the CBS Health Content for the following specified periods. Such grant shall be subject in all respects to Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.11, 2.13, 7.2 and 7.3(a) (but only to the extent such Section 7.3(a) relates to the other Trademark Provisions (as defined below)), Sections 8.1, 8.2 and 8.3 (but only to the extent such Sections 8.1, 8.2 and 8.3 relate to the other Trademark Provisions) and Articles 4 and 5 of the Trademark Agreement, and the related definitions, exhibits and schedules (collectively, the "Trademark Provisions") (x) which shall be deemed to be incorporated herein by reference (y) which shall remain effective notwithstanding the general termination of the Trademark Agreement provided for in Section 1 of this Agreement and (z) under which claims may be made notwithstanding the general release under the Trademark Agreement provided for in Section 4 of this Agreement, but in each case solely to the extent necessary to effectuate the transition provisions set forth in this Section 5(f):

  (1)
  The Parent and the Company may maintain the Consumer Health Site and the Professional Health Site (as defined in the Trademark Agreement) in substantially the same form in which they exist as of immediately prior to the Closing, including using the New Mark Brands and the Identifying URL in connection therewith, for a period of no more than three weeks following the Closing, solely for the purpose of allowing the Company and the Parent to build a version of the Consumer Health Site from which trademarks and URLs owned by Viacom, Worldwide or their subsidiaries (or trademarks or URLs the use of which by the Parent or the Company is prohibited pursuant to this Agreement) have been removed and which is located at a new URL which does not include any such marks of Viacom or any of its subsidiaries (the "New Consumer Site"). After such three week period has expired, the Consumer Health Site shall be completely replaced by the New Consumer Site.

  (2)
  Within 48 hours of the Closing, The Parent and the Company shall post on the Consumer Health Site and subsequently until at least December 31, 2001 on the home page of the New Consumer Site an above-the-fold link to a notice, mutually agreed by the parties, explaining the planned transition, including links to both the URL for the New Consumer Site and a URL specified by Viacom for its news or health content.

  (3)
  From three weeks following the Closing until December 31, 2001, the Company and the Parent may utilize CBS Marks and the New Mark as part of fully-qualified domain names that are derivatives of the "medscape.com" registered domain and that include either the CBS Marks or the New Mark (or the text fragments "cbs" or "healthwatch"), but solely (i) as and to the extent such fully-qualified domain names are used by the Company or the Parent immediately prior to the Closing and (ii) in order to route users to the appropriate page of the New Consumer Site which shall be located at an address which does not contain any such CBS Marks, New Mark or fragments.

  (4)
  From three weeks following the Closing until the earlier of December 31, 2001 or termination of the agreement between America Online, Inc. ("AOL") and the Company dated September 3, 1999, as amended, the Company and the Parent may use CBS Marks and the New Mark as part of (i) fully-qualified domain names that are derivatives of the "aol.com" registered domain and that include either the CBS Marks or the New Mark (or the text fragments "cbs" or "healthwatch") and (ii) the AOL Keyword that incorporates the New Mark URL ("CBSHealthwatch"), but, in each case, solely (x) as and to the extent such fully-qualified domain names and keyword are used by the Company or the Parent immediately prior to the Closing and (y) to route users to the appropriate pages on the applicable AOL-specific version of the New Consumer Site which shall be located at an address which does not contain any such CBS Marks, New Mark or fragments.

  (5)
  From the date of the Closing until December 31, 2001, the Parent and the Company may use supplies, existing as of immediately prior to the Closing, of business cards, letterhead, and other pre-printed office supplies of the Company or the Parent that include both the corporate name of the Parent or the Company and the New Mark Brands or the Identifying URL.

  (6)
  For no more than two weeks following the Closing Date, the Parent and the Company may maintain the corporate and investor relations web sites of the Parent in the form in effect as of immediately prior to the Closing, including any existing mentions of the New Mark Brands and the Identifying URL, solely to allow the Parent and the Company to prepare a revised corporate and investor relations site that does not include any mention of CBS Marks, the New Mark Brands and the Identifying URL. Each party hereto further acknowledges that its corporate and investor relations sites contain archives of historical press releases and government filings that may make incidental mention of the New Mark Brands and the Identifying URL, or the Medscape Marks, as the case may be, and that such archives may remain available indefinitely without resulting in any breach of this Agreement, but shall not be modified in any way by such party (other than completely removing them from the archive).

  (7)
  For no more than three weeks following the Closing Date, the Parent and the Company may maintain the AboutMyHealth.com web site and related software application in the form in effect as of immediately prior to the Closing, including any existing mentions of the New Mark Brands and the Identifying URL, solely to allow the Parent and the Company to prepare a revised AboutMyHealth web site and related software application that does not include any mention of the New Mark Brands and the Identifying URL.

All of the rights granted by Viacom, Worldwide and its subsidiaries pursuant to each clause (1)-(7) of this Section 5(f) shall terminate and be of no further force and effect immediately upon the expiration of the time periods set forth in each such clause, respectively. With respect to each such right, effective as of the end of such applicable time period, and in any case with respect to all such rights as of December 31, 2001, the Trademark Provisions applicable to each such right shall be terminated in full with respect to such right in accordance with Section 1 of this Agreement, and all claims thereunder shall be released in accordance with Section 4 of this Agreement. For the avoidance of doubt, all provisions of the Trademark Agreement which are not Trademark Provisions shall be deemed terminated as of Closing in accordance with Section 1 of this Agreement and all claims thereunder shall be deemed released as of Closing in accordance with Section 4 of this Agreement.

    Section 6. Further Assurances.  Subject to the terms and conditions of this Agreement, the Parent, the Company, Viacom and Worldwide will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate the transactions contemplated by this Agreement, and execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

    Section 7. Public Announcements.  None of the Parent, the Company, Viacom or Worldwide will issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto, except as may be required by applicable law or any national stock market regulations.

    Section 8. Confidentiality.  (a) Each of the parties hereto acknowledges and agrees that it has disclosed, and may in the future disclose, certain confidential information, including, but not limited to, information concerning any other party's online services and web sites, technology, software, tools, business, or plans for the future in connection with any of the foregoing, information concerning customers, suppliers, personnel and other business relationships, sales and marketing plans, financial information and other confidential information, all of which shall be deemed "Confidential

Information" for the purposes of this Section 8 if, with respect to such information disclosed in tangible form, it is or was marked "Confidential" or its equivalent, and if disclosed orally or visually, it is or was identified as confidential at the time of disclosure.

    (b) For a period of three years from the date of receipt of Confidential Information under this Agreement or under the agreements referred to in this Agreement, or in perpetuity with respect to source code or related documentation and any trade secrets, the receiving party agrees to protect the confidentiality of the disclosing party's Confidential Information with at least the same degree of care that it utilizes with respect to its own similar proprietary information, but in no event less than a reasonable standard of care, including without limitation agreeing:

  (i)
  Not to disclose or otherwise permit any other person or entity access to, in any manner, the Confidential Information, or any part thereof in any form whatsoever, except that such disclosure or access shall be permitted to (1) an employee or consultant of the receiving party requiring access to the Confidential Information in the course of his or her employment or consulting services in connection with this Agreement or the agreements referred to in this Agreement and who has agreed in writing to maintain the confidentiality of the Confidential Information in the receiving party's possession; or (ii) a director, legal advisor or financial advisor of the recipient party hereunder, provided that such parties are bound to maintain the confidentiality of such information and provided further that they are permitted to use such Confidential Information only for the purposes of carrying out their fiduciary or other advisory responsibilities on behalf of the party hereto from which it received such Confidential Information;

  (ii)
  Not to use the Confidential Information for any purpose other than to carry out the purposes of this Agreement; and

  (iii)
  To be responsible for any breach of the confidentiality obligations set forth in this Section 8 by any third party to whom such receiving party has disclosed Confidential Information.

    (c) Nothing in this Section 8 shall restrict the receiving party with respect to information or data, whether or not identical or similar to that contained in the Confidential Information, if such information or data: (i) was rightfully possessed by the receiving party before it was received from the disclosing party; (ii) is independently developed by the receiving party without reference to the disclosing party's information or data; (iii) is subsequently furnished to the receiving party by a third party not under any obligation of confidentiality with respect to such information or data, and without restrictions on use or disclosure; or (iv) is or becomes public or available to the general public otherwise than through any act or default of the receiving party.

    (d) Nothing in this Section 8 shall prevent any party hereto from disclosing any Confidential Information required, in such party's reasonable opinion, to be disclosed by law, national stock market regulation or other compulsory legal process, subject to prior written notice to the applicable disclosing party.

    Section 9. Representations and Warranties.  Each party (except where a specific party is identified) hereto represents and warrants to the other parties hereto as follows:

    (a) Organization and Qualification. Such party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a material adverse effect on such party.

    (b) Authorization. (i) The execution, delivery and performance by such party of this Agreement, and the consummation by such party of the transactions contemplated hereby, are within such party's corporate powers and have been duly authorized by all necessary corporate action on the part of such party. This Agreement has been duly executed and delivered by such party and this Agreement constitutes a valid and binding agreement of such party, enforceable against such party in accordance with its terms.

    (ii) Each of the Parent and the Company represents and warrants that its Board of Directors, excluding any Viacom-appointed director, has determined that the transactions contemplated hereby are fair to and in the best interests of the stockholders of the Parent and the Company, respectively.

    (c) No Conflicts. (i) The execution, delivery and performance by such party of this Agreement, and the consummation by such party of the transactions contemplated hereby, require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) compliance with any applicable requirements of the NASDAQ National Market System, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any other applicable securities laws, whether state or foreign and (ii) any actions or filings the absence of which would not have, individually or in the aggregate, a material adverse effect on such party.

    (ii) The execution, delivery and performance by such party of this Agreement, and the consummation of the transactions contemplated hereby, do not (1) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of such party, (2) assuming compliance with the matters referred to in Section 9(c)(i), contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree applicable to such party or any of its subsidiaries, (3) require any consent or other action by any person or entity under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which such party or any of its subsidiaries is entitled under any provision of any agreement or other instrument binding upon such party or any of its subsidiaries or any of their assets or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of such party and its subsidiaries or (4) result in the creation or imposition of any lien or encumbrance on any asset of such party or any of its subsidiaries, except for such contraventions, conflicts and violations referred to in clause (2) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses, liens or encumbrances referred to in clauses (3) and (4) that would not have, individually or in the aggregate, a material adverse effect on such party.

    (d) Confidentiality. Each of the Company and Viacom represents and warrants that it has complied in full with Section 7 of the Advertising Agreement.

    (e) Solvency. Each of the Parent and the Company represents and warrants that it is Solvent as of the Closing, both before and after giving effect to the transactions contemplated by this Agreement. Each of the Parent and the Company further represents and warrants that it has received reasonably equivalent value and fair consideration in exchange for the consideration provided to it, respectively, by Viacom and Worldwide pursuant to this Agreement. "Solvent" means, with respect to each of the Parent and the Company on a particular date, that on such date (i) the fair value of the property of such party is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such party, (ii) the present fair salable value of the assets of such party is not less than the amount that will be required to pay the probable liability of such party on its debts as they become absolute and matured, (iii) such party does not intend to, and does not believe that it will, incur debts or liabilities beyond such party's ability to pay such debts and liabilities as they mature and (iv) such party is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such party's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

    (f)  URLs. Each of the Parent and the Company represents and warrants that the list of registered domain addresses on Schedule I hereto is a true and correct list of all registered domain addresses used or registered by the Parent, the Company and their subsidiaries which contain CBS Marks or the New Mark.

    Section 10. Miscellaneous.  (a) Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to the Parent, to:

Legal or Finance Department
MedicaLogic/Medscape, Inc.
20500 North West Evergreen Parkway
Hillsboro, OR 97124
Attention: Don Bloodworth
Fax: 503 531-7134

with a copy to:

Stoel Rives LLP
900 SW 5th Avenue
Suite 2600
Portland, OR 97204
Attention: Todd Bauman
Fax: (503) 220-2480

if to the Company, to:

Legal or Finance Department
Medscape, Inc.
224 West 30th Street
New York NY 10001
Attention: Mark Boulding
Fax: 212-760-3222

with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Conor Reilly
Fax: (212) 351-4035

if to Viacom or Worldwide, to:

Viacom Inc.
1515 Broadway
52nd Floor
New York, New York 10036
Attention: Chief Financial Officer
Fax: 212-846-1797
and
Attention: General Counsel
Fax: 212-258-6099

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m., and such day is a business day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

    (b) Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall survive the Closing but shall speak only as of the date made.

    (c) Amendments; Waivers. Any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    (d) Expenses. Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

    (e) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Except as expressly provided in Section 4 and Section 10(h), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

    (f)  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

    (g) Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the federal court or state court located in the county of New York in the State of New York, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10(a) shall be deemed effective service of process on such party.

    (h) WAIVER OF JURY TRIAL; DAMAGES LIMITATION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. NO PARTY TO THIS AGREEMENT OR ANY OF SUCH PARTY'S AFFILIATES WILL BE LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT OR SUCH OTHER PARTY'S AFFILIATES FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

    (i)  Counterparts; Effectiveness. This Agreement may be signed, manually or by facsimile, in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

    (j)  Entire Agreement. This Agreement and the agreements referred to herein constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

    (k) Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

    (l)  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

    (m) Nonsolicitation. For a period of 6 months following the Closing Date, neither party shall solicit or hire any employee of the other without first obtaining the written permission of the other party. Notwithstanding the foregoing, either party may hire an employee of the other who responds to an advertisement or other public communication that generally solicits candidates for employment.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MEDICALOGIC/MEDSCAPE, INC.
By:

Name:
Title:
MEDSCAPE, INC.
By:

Name:
Title:
VIACOM INC.
By:

Name:
Title:
CBS WORLDWIDE INC.
By:

Name:
Title:

SCHEDULE I

PART I: NEW MARK URLS

Domain name	Owner	Registrar
healthwatch.com	A Viacom party	NameEngine

PART II: NEW MARK BRANDS

Domain name	Owner	Registrar
cbsmedscape.com	A Medscape party	Network solutions/Verisign
healthwatch.com	A Viacom party	NameEngine
cbshealthwatch.com	A Medscape party	Network Solutions/Verisign
cbshealthwatch.net	A Medscape party	Network solutions/Verisign
cbshealthwatch.org	A Medscape party	Network solutions/Verisign
cbshw.com	A Medscape party	Network solutions/Verisign
cbshw.net	A Medscape party	Network solutions/Verisign
cbshw.org	A Medscape party	Network solutions/Verisign

SCHEDULE II

URL REGISTRATION DOCUMENTS

NSI Registrant Name Change Agreement for:

cbshealthwatch.com
cbshealthwatch.net
cbshealthwatch.org
cbsmedscape.com
cbshw.com
cbshw.net
cbshw.org

SCHEDULE III

MEDSCAPE TRADEMARKS AND URLS

Trademarks

Medscape
Mousecalls
MedPulse

Domain Names

medscape.com
medscapehealth.com

QuickLinks

RESTRUCTURING AGREEMENT
SCHEDULE I PART I: NEW MARK URLS
PART II: NEW MARK BRANDS
SCHEDULE II URL REGISTRATION DOCUMENTS
SCHEDULE III MEDSCAPE TRADEMARKS AND URLS